Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.

Registration Statement (Form S-8, File No. 333-194746) pertaining to the 2010 Stock Incentive Plan of Karyopharm Therapeutics Inc., 2013 Stock Incentive Plan of Karyopharm Therapeutics Inc., and 2013 Employee Stock Purchase Plan of Karyopharm Therapeutics Inc.;

2.	Registration Statements (Form S-8, File Nos. 333-202742, 333-216732, and 333-223675) pertaining to the 2013 Stock Incentive Plan of Karyopharm Therapeutics Inc.;

3.

Registration Statement (Form S-8, File No. 333-210221) pertaining to the 2013 Stock Incentive Plan of Karyopharm Therapeutics Inc. and 2013 Employee Stock Purchase Plan of Karyopharm Therapeutics Inc.;

4.	Registration Statement (Form S-3, File No. 333-214489) and related Prospectus of Karyopharm Therapeutics Inc. for the registration of debt securities, common stock, preferred stock, and warrants;

5.

Registration Statement (Form S-3, File No. 333-226038) and related Prospectuses of Karyopharm Therapeutics Inc. for the registration of debt securities, common stock, preferred stock, warrants, and units; and

6.	Registration Statement (Form S-8, File No. 333-226639) pertaining to Inducement Stock Option Awards (September 2017 - July 2018) of Karyopharm Therapeutics Inc.;

of our reports dated February 28, 2019, with respect to the consolidated financial statements of Karyopharm Therapeutics Inc. and the effectiveness of internal control over financial reporting of Karyopharm Therapeutics Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2019